CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Numbers 333-148163 and 333-132607 on Form S-8 of NaturalNano, Inc of our report dated April 8, 2008 relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-KSB of NaturalNano, Inc. for the year ended December 31, 2007. Our report dated April 8, 2008 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

McGladrey & Pullen, LLP

New York, New York

April 8, 2008